Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media Relations	Robin Keegan	904-357-9194

For release at 8:00 a.m. EDT

Rayonier Reports First Quarter 2010 Results

JACKSONVILLE, Fla., May 6, 2010 – Rayonier (NYSE:RYN) today reported first quarter 2010 net income of $57 million, or 71 cents per share.

The results include a special item gain of $12 million from the sale of a portion of the company’s interest in its New Zealand joint venture. Excluding the gain, first quarter earnings were $45 million, or 56 cents per share, compared to $26 million, or 33 cents per share, in the prior year period.

Cash provided by operating activities of $91 million was $27 million above the prior year period. Cash available for distribution 1 (CAD) was $77 million compared to $53 million in first quarter 2009. (See Schedule D for more details.)

“Our first quarter results were strong with solid contributions from each of our three core businesses,” said Lee M. Thomas, chairman, president and CEO. “In Timber, we accelerated the year’s harvest schedule to capitalize on increased prices due to weather-related supply constraints as well as improved export demand in the West. In Real Estate, we successfully marketed 24,000 acres of non-strategic timberlands; and in Performance Fibers, we met solid demand for all of our products.”

Timber

First quarter sales of $47 million were $12 million above 2009 while operating income of $8 million increased $11 million.

In the Eastern region, sales and operating income increased from the prior year period as pine and hardwood prices improved due to strong demand for pulpwood and restricted timber supply caused by wet logging conditions. Operating income also benefited from lower costs due to geographic sales mix.

In the Western region, sales and operating income improved from first quarter 2009 as sawlog prices rose due to weather-related supply shortages and increased demand, primarily from the export market. Higher sales volumes as well as lower logging and transportation costs also contributed to the improvement in first quarter operating income.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

In New Zealand, the Matariki Forestry Group joint venture (“Matariki”) sold a 35 percent interest to a new investor for NZ$167 million. The investment was for newly issued capital by Matariki, which was used entirely to pay down a portion of the outstanding NZ$367 million debt. Upon closing, Rayonier’s ownership interest declined to 26 percent from 40 percent, and Rayonier recognized a $12 million gain. Rayonier will continue to manage the joint venture.

Real Estate

Sales of $33 million were $6 million above first quarter 2009, while operating income of $17 million improved $3 million. The favorable results were primarily driven by a 5,000 acre increase in non-strategic timberland sales. First quarter rural sales volumes were at expected levels. Full year rural volumes are anticipated to be well above 2009 levels, with activity weighted toward the second half of the year.

Performance Fibers

For the quarter, sales of $200 million were $4 million below the prior year period, while operating income of $45 million increased $4 million. Cellulose specialties prices decreased from the prior year period reflecting the third quarter 2009 removal of a cost-based surcharge. Although absorbent materials prices also declined compared to the prior year period, we expect price improvement starting in the second quarter. Operating income improved primarily due to lower chemical prices offset in part by higher wood costs.

Other Items

Excluding the gain on the Matariki interest sale, corporate and other expenses were consistent with the prior year period as higher incentive compensation costs were offset by a favorable insurance settlement.

Interest and other expenses for the quarter were comparable to the prior year period as higher average debt balances were offset by lower average interest rates.

The first quarter effective tax rate before discrete items was 16.3 percent in 2010 versus 19.4 percent in 2009. The decreased rate in 2010 was due to proportionately higher earnings from the REIT. Including discrete items, the effective tax rate for the quarter was 11.8 percent compared to 15.4 percent in the prior year period.

In April, the company received a cash refund from the Internal Revenue Service of $189 million for the alternative fuel mixture credit (AFMC).

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Outlook

“We are optimistic that the economic recovery is broadening and that the housing market is gradually improving. We see tremendous value in our timberlands based on improving near-term markets and strong long-term fundamentals. Our timberland portfolio will be further enhanced by the value we capture through rural and conservation sales. We anticipate continued strong demand for our cellulose specialties and absorbent materials products, contributing to another record year for Performance Fibers,” said Thomas.

“As a result, we are increasing our 2010 guidance. We now expect earnings of $1.80 to $2.00 per share for 2010, excluding the gain on the New Zealand joint venture transaction, and CAD of $330 million to $350 million, reflecting the AFMC refund net of higher capital expenditures and pension contributions,” Thomas concluded.

Further Information

A conference call will be held on Thursday, May 6, 2010 at 11 a.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. Financial presentation materials are available at the website. A replay will be available on the site shortly after the call.

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

[1]	Cash available for distribution (CAD) is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status, or the alternative fuel mixture credit discussed in this document.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company’s most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

March 31, 2010 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Sales	$310.2	$309.8	$279.4

Costs and expenses
Cost of sales	232.9	241.9	224.3
Selling and general expenses	17.0	17.7	14.6
Other operating income, net (a)	(16.6)	(70.7)	(2.7)

Operating income (a)	76.9	120.9	43.2
Interest expense	(12.5)	(14.8)	(12.6)
Interest and other income, net	0.2	1.2	—

Income before taxes	64.6	107.3	30.6
Income tax expense	(7.6)	(9.6)	(4.7)

Net income	$57.0	$97.7	$25.9

Income per Common Share:
Basic
Net income	$0.71	$1.23	$0.33

Diluted
Net income	$0.71	$1.21	$0.33

Pro forma net income (b)	$0.56	$0.42	$0.33

Weighted average Common
Shares used for determining
Basic EPS	79,741,538	79,337,212	78,806,973

Diluted EPS	80,709,397	80,450,741	79,272,477

(a)	The three months ended March 31, 2010 includes a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture. The three months ended December 31, 2009, includes a benefit of $63.5 million for the alternative fuel mixture credit.

(b)	The three months ended March 31, 2010 pro forma net income excludes a gain of $0.15 per share from the sale of a portion of the New Zealand joint venture interest. The three months ended December 31, 2009 pro forma net income excludes a benefit of $0.79 per share for the alternative fuel mixture credit. Pro forma net income is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

-A-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

March 31, 2010 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$153.0	$75.0
AFMC receivable, net	191.0	192.4
Other current assets	235.4	242.3
Timber and timberlands, net of depletion and amortization	1,158.9	1,188.6
Property, plant and equipment	1,445.6	1,427.1
Less - accumulated depreciation	(1,090.0)	(1,082.2)

Net property, plant and equipment	355.6	344.9
Investment in New Zealand JV	63.5	51.0
Other assets	175.5	158.7

	$2,332.9	$2,252.9

Liabilities and Shareholders’ Equity
Current liabilities	$163.2	$175.1
Long-term debt	762.0	695.0
Non-current liabilities for dispositions and discontinued operations	85.7	87.9
Other non-current liabilities	147.1	148.7
Shareholders’ equity	1,174.9	1,146.2

	$2,332.9	$2,252.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2010	2009
Cash provided by operating activities:
Net income	$57.0	$25.9
Depreciation, depletion, amortization	43.3	38.5
Non-cash basis of real estate sold	2.2	3.5
Other items to reconcile net income to cash provided by operating activities	(6.0)	6.7
Changes in working capital and other assets and liabilities	(5.1)	(9.8)

	91.4	64.8

Cash used for investing activities:
Capital expenditures	(36.2)	(29.8)
Change in restricted cash	(9.8)	(3.0)
Other	8.4	4.1

	(37.6)	(28.7)

Cash provided by (used for) financing activities:
Borrowings of debt, net of repayments and issuance costs	60.0	—
Dividends paid	(39.9)	(39.4)
Issuance of common shares	7.2	0.2
Repurchase of common shares	(6.0)	(1.4)
Excess tax benefits from equity-based compensation	3.1	0.1

	24.4	(40.5)

Effect of exchange rate changes on cash	(0.2)	0.2

Cash and cash equivalents:
Change in cash and cash equivalents	78.0	(4.2)
Balance, beginning of year	75.0	61.7

Balance, end of period	$153.0	$57.5

-B-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

March 31, 2010 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Sales
Timber	$47.1	$34.2	$34.9
Real Estate	33.0	11.0	26.6
Performance Fibers
Cellulose specialties	157.3	193.9	156.7
Absorbent materials	42.5	47.3	46.9

Total Performance Fibers	199.8	241.2	203.6

Wood Products	15.9	13.0	11.8
Other Operations	17.1	15.1	5.7
Intersegment Eliminations	(2.7)	(4.7)	(3.2)

Total sales	$310.2	$309.8	$279.4

Pro forma operating income/(loss) (a)
Timber	$8.2	$7.3	$(2.3)
Real Estate	17.4	4.7	14.4
Performance Fibers	44.9	58.6	40.8
Wood Products	—	(2.8)	(3.6)
Other Operations	0.6	(0.4)	0.7
Corporate and other (a)	(6.6)	(10.0)	(6.8)

Pro forma operating income (a)	$64.5	$57.4	$43.2

(a)	The three months ended March 31, 2010 excludes a gain of $12.4 million from the sale of a portion of the Company’s interest in its New Zealand joint venture. The three months ended December 31, 2009, excludes a benefit of $63.5 million for the alternative fuel mixture credit. Pro forma operating income is a non-GAAP measure. See Schedule D for a reconciliation.

-C-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

March 31, 2010 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash provided by operating activities	$91.4	$64.8
Capital expenditures (b)	(36.2)	(29.8)
Change in committed cash	9.9	13.4
Other	11.6	4.2

Cash Available for Distribution	$76.7	$52.6

(a)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing.

(b)	Capital spending excludes strategic acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	March 31, 2010		December 31, 2009		March 31, 2009
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$76.9		$120.9		$43.2
Gain on sale of a portion of New Zealand JV interest	(12.4)		—		—
Alternative Fuel Mixture Credit	—		(63.5)		—

Pro Forma Operating Income	$64.5		$57.4		$43.2

Net Income	$57.0	$0.71	$97.7	$1.21	$25.9	$0.33
Gain on sale of a portion of New Zealand JV interest	(11.5)	(0.15)	—	—	—	—
Alternative Fuel Mixture Credit	—	—	(64.3)	(0.79)	—	—

Pro Forma Net Income	$45.5	$0.56	$33.4	$0.42	$25.9	$0.33

-D-